EXHIBIT 21.1



             LIST OF SUBSIDIARIES OF MEDICAL MEDIA TELEVISION, INC.


1. PetCARE Television Network, Inc.

2. African American Medical Network, Inc.

3. KidCARE Medical Television Network, Inc.